9















                     DW MICHELSON ASSOCIATES






                CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE YEARS ENDED DECEMBER 31, 1997 and 1996



                  INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Partners of
  DW Michelson Associates


We have audited the accompanying consolidated balance sheets of DW Michelson Associates and consolidated partnership (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DW Michelson Associates and consolidated partnership as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.





New York, New York
March 24, 1998

                     DW MICHELSON ASSOCIATES

                   CONSOLIDATED BALANCE SHEETS

                   December 31, 1997 and 1996

                                                 1997      1996

                             ASSETS

Cash and cash equivalents                    $   394,740    $
107,262

Real estate held for sale                     36,917,242
-

Real estate, at cost:
 Land                                              -
4,080,416
 Buildings and improvements                        -
44,603,252
                                                   -
48,683,668
 Accumulated depreciation                          -
10,293,558
                                                   -
38,390,110

Deferred leasing commissions, net                797,701
763,736

Other assets                                     470,061
629,831

                                             $38,579,744
$39,890,939


                LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued liabilities     $   350,749    $
398,490

Partners' capital                             38,228,995
39,492,449

                                             $38,579,744
$39,890,939








         See accompanying notes to financial statements.

                     DW MICHELSON ASSOCIATES

                CONSOLIDATED STATEMENTS OF INCOME

          Years ended December 31, 1997, 1996 and 1995

                                      1997      1996      1995
Revenue:
 Rental                            $6,814,131          $6,600,303
$6,181,349
 Interest and other                   110,244              41,640
289,477

                                    6,924,375           6,641,943
6,470,826

Expenses:
 Property operating                 2,531,246           2,128,564
1,641,804
 Depreciation                       1,883,379           2,022,826
1,928,929
 Amortization                         225,263             187,750
222,307
 General and administrative           290,837             286,382
271,690
      Other                                                95,239
91,720                                241,303

                                    5,025,964           4,717,242
4,306,033

Net income                         $1,898,411          $1,924,701
$2,164,793


















         See accompanying notes to financial statements.

                     DW MICHELSON ASSOCIATES

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

          Years ended December 31, 1997, 1996 and 1995

                              Dean Witter Dean Witter
                                Realty  Yield              Realty
Yield
                                Plus,   L.P.    Plus   II,   L.P.
Total
Partners'   capital   at   January   1,   1995        $21,012,719
$19,833,854                   $40,846,573

Net     income                          1,099,931       1,064,862
2,164,793

Capital     contributions                 499,720         489,992
989,712

Distributions                                         (1,874,089)
(1,821,753)                    (3,695,842)


Partners'   capital   at   December   31,   1995       20,738,281
19,566,955                     40,305,236

Net     income                            977,940         946,761
1,924,701

Capital     contributions                 982,906         949,483
1,932,389

Distributions                                         (2,372,764)
(2,297,113)                    (4,669,877)


Partners'   capital   at   December   31,   1996       20,326,363
19,166,086                     39,492,449

Net     income                            964,583         933,828
1,898,411

Capital     contributions                 340,294         329,445
669,739

Distributions                                         (1,946,838)
(1,884,766)                    (3,831,604)


Partners'   capital   at   December   31,   1997      $19,684,402
$18,544,593                   $38,228,995







        See accompanying notes to financial statements.

                     DW MICHELSON ASSOCIATES

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

          Years ended December 31, 1997, 1996 and 1995
                                       1997      1996      1995
Cash flows from operating activities:
   Net   income                          $  1,898,411           $
1,924,701                          $ 2,164,793
  Adjustments to reconcile net income to
   net cash provided by operating activities:
               Depreciation                             1,883,379
2,022,826                            1,928,929
               Amortization                               225,263
187,750                                222,307
     (Increase) decrease in operating assets:
            Deferred       expenses                     (259,228)
(57,531)                              (567,380)
             Other       assets                           159,770
139,762                               (320,224)
     (Decrease) increase in accounts payable
           and      accrued     liabilities              (47,741)
149,162                                 25,954

       Net cash provided by operating
                  activities                            3,859,854
4,366,670                            3,454,379

Cash flows from investing activities:
     Additions     to    real    estate                 (410,511)
(1,871,747)                           (421,083)

Cash flows from financing activities:
       Cash       distributions                       (3,831,604)
(4,669,877)                         (3,695,842)
        Capital       contributions                       669,739
1,932,389                              989,712

         Net  cash  used  in  financing  activities   (3,161,865)
(2,737,488)                         (2,706,130)

Increase    (decrease)    in   cash    and    cash    equivalents
287,478    (242,565)                   327,166

Cash    and    cash    equivalents   at   beginning    of    year
107,262     349,827                     22,661

Cash  and  cash equivalents at end of year     $    394,740     $
107,262 $   349,827

Supplement disclosure of non-cash investing
 activities:
  Reclassification of real estate held for sale
   Decrease in real estate, at cost:
      Land                                     $   4,080,416    $
- $      -
      Building  and improvments        45,013,763               -
-
      Accumulated  depreciation       (12,176,937)              -
-
    Increase  in  real estate held for sale     $ 36,917,242    $
- $      -
        See accompanying notes to financial statements.

                     DW MICHELSON ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS

1.  Organization

DW Michelson Associates (the "Partnership") was formed in March 1988 as a General Partnership under the laws of the state of California to make a participating mortgage loan to Michelson Company Limited Partnership (the "Company"), the owner of three office buildings and underlying land located in Irvine, CA (the "Property"). In 1990, the Company defaulted on the loan, and, in 1991, the Partnership acquired a 90% general partnership interest in the Company; the remaining 10% limited partnership interest is owned by SC Enterprises ("SC"), an affiliate of the developer of the Property. After a preferred return to the Partnership, profits and cash flow shall be allocated 90% to the Partnership and 10% to SC. Losses are allocated 100% to the Partnership. Through December 31, 1997, the Company has not generated cash flow and profits to satisfy the preferred return to the Partnership; accordingly, no profits or cash flow have been allocated to SC.

The  General  Partners of the Partnership are Dean Witter  Realty
Yield  Plus, L.P. (50.81%) and Dean Witter Realty Yield Plus  II,
L.P. (49.19%).

The Partnership Agreement provides that all cash flow, profits, losses and credits of the Partnership shall be allocated to the Partners' in proportion to their interests.

Subsequent to December 31, 1997, the Partnership entered into an agreement with SC to sell the Property and two promissory notes totaling approximately $1.1 million (see Note 3), for a sales price of approximately $64 million. Subsequently, SC assigned its right to purchase the Property to an unaffiliated party.

2.  Summary of Significant Accounting Policies

The financial statements include the accounts of the Partnership and the Company on a consolidated basis.

The Partnership's records are maintained on the accrual basis of accounting for financial reporting and tax purposes. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and
liabilities               at               the               date

                     DW MICHELSON ASSOCIATES

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

2.  Summary of Significant Accounting Policies (continued)

of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real estate, which was acquired in settlement of the loan, was recorded at the estimated fair value of the property at the date of foreclosure. Costs of improvements to the Property are capitalized and repairs are expensed. Depreciation is recorded on the straight-line method.

Cash and cash equivalents consist of cash and highly liquid investments with maturities, when purchased, of three months or less.

At least annually, and more often if circumstances dictate, the Partnership evaluates the recoverability of the net carrying value of the Property and any related assets. As part of this evaluation, the Partnership assesses, among other things, whether there has been a significant decrease in the market value of the Property. If events or circumstances indicate that the net carrying value of the Property may not be recoverable, the expected future net cash flows from the Property are estimated for a period of approximately five years (or a shorter period if the Partnership expects that the Property may be disposed of sooner), along with estimated sales proceeds at the end of the period. If the total of these future undiscounted cash flows were less than the carrying amount of the Property, the Property would be written down to its fair value as determined (in some cases with the assistance of outside real estate consultants) based on discounted cash flows, and a loss on impairment recognized by a charge to earnings.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1997. The cash flows used to evaluate the recoverability of the assets and to determine fair value are based on good faith estimates and assumptions developed by the partners.

Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The
Partnership       may       provide      write-downs,       which

                     DW MICHELSON ASSOCIATES

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

2.  Summary of Significant Accounting Policies (continued)

could be material, in subsequent years if real estate markets or local economic conditions change.

Deferred leasing commissions are amortized over the applicable lease terms.

Rental income is accrued on a straight-line basis over the terms of the leases. Accruals in excess of amounts payable by tenants pursuant to their leases (resulting from rent concessions or rents which periodically increase over the term of a lease) are recorded as receivables and included in other assets.

No provision for income taxes has been made in the financial statements since the liability for such taxes is that of the partners rather than the Partnership.

The accounting policies used for tax reporting purposes differ from those used for financial reporting purposes. For tax purposes, the Company is not consolidated, and the Property is not treated as real estate owned by the Partnership. The Partnership recognizes its share of the Company's taxable income (which is net of interest expense on the participating mortgage loan which is still outstanding). For tax purposes, the Partnership also continues to recognize taxable interest income on its loan. The policies used by the Company to account for property operations for tax reporting purposes differ from those used by the Partnership for financial reporting purposes as follows: (a) depreciation is calculated using accelerated methods, (b) rental income is recognized based on the payment terms in the applicable leases, and (c) write-downs for impairments of real estate and the participating mortgage loan are not deductible. The tax basis of the Partnership's assets and liabilities is approximately $27.5 million higher than the amounts reported for financial statement purposes at December 31, 1997.

The Financial Accounting Standards Board ("FASB") has recently issued several new accounting pronouncements. Statement 130, "Reporting comprehensive Income" establishes standards for reporting and display of comprehensive income and its components. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those
enterprises          report         selected          information

                     DW MICHELSON ASSOCIATES

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

2.  Summary of Significant Accounting Policies (continued)

about operating segments in interim financial reports issued to shareholders. It also establishes standards of related disclosure about products and services, geographic areas, and major customers. These two standards are effective for the Partnership's 1998 financial statements, but the Partnership does not believe that they will have any effect on the Partnership's computation or presentation of net income or other disclosures.

The implementation in 1997 of FASB Statement No. 128, "Earnings per Share" and Statement No. 129, "Disclosure of Information about Capital Structure" effective for the Partnership's 1997 year-end financial statements did not have any impact on the Partnership's financial statements.

3. Related Party Transactions

An affiliate of the partners provides property management services to the Property. For the years ended December 31, 1997, 1996 and 1995, the affiliate received property management fees of $183,647, $188,428 and $161,258, respectively. These amounts are included in property operating expenses. As of December 31, 1997, the affiliate was owed a total of approximately $17,000 for these services.

The general partners of SC are obligated to the Partnership on two promissory notes totaling approximately $1.1 million. The notes (which originated in 1991) are due December 31, 1999, bear interest at 8.5% per annum and require monthly payments of approximately $15,000. Because of the uncertainty of their realization, the principal amounts of these notes were not recognized in the financial statements. Payments of the promissory notes are included in other income when received.

4.  Contingency

The  Property may have certain soil and water contamination.  The
Partnership believes that any such contamination is minor and that liability for cleanup if any, will be minimal.